SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14D-9

(Amendment No. 1)

Solicitation/Recommendation Statement
Under Section 14(d)(4) of the
Securities Exchange Act of 1934

ITEX Corporation
(Name of Subject Company)

ITEX Corporation
(Name of Person Filing Statement)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

465647204
(CUSIP Number of Class of Securities)

Steven White
Chairman of the Board and
Chief Executive Officer
ITEX Corporation
3326 160th Avenue SE, Suite 100
Bellevue, WA 98008
(425) 463-4000
(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

With copies to:

Stephen Tollefsen Tollefsen Business Law P.C. 2707 Colby Ave., Ste. 1116 Everett, WA 98201 (425) 353-8883

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Purpose of Amendment

The purpose of this amendment is to amend Item 9 – Exhibits by adding new exhibit (a)(2) and to revise the Exhibit Index accordingly.

Item 9.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

(a)(1)	Press release issued by ITEX on January 11, 2008

(a)(2)	Press release issued by ITEX on January 24, 2008

(e)(1)	Excerpts from ITEX’s Definitive Proxy Statement on Schedule 14A relating to the 2007 Annual Meeting of Stockholders as filed with the SEC on September 30, 2007

(e)(2)	ITEX Corporation 2004 Equity Incentive Plan (Incorporated by reference to the Proxy Statement on Schedule 14A, filed on February 13, 2004)

(e)(3)	Form of Restricted Stock Agreement (Incorporated by reference to our Current Report on Form 8-K, as filed on July 10, 2006)

(e)(4)	Form of Indemnification Agreement (Incorporated by reference to the Annual Report on Form 10-KSB for the Fiscal Year Ended July 31, 2003, filed on November 13, 2003)

(e)(5)	Amended and Restated Bylaws of ITEX Corporation (Incorporated by reference to the Annual Report on Form 10-KSB for the Fiscal Year Ended July 31, 2003, filed on November 13, 2003)

(g)	Not applicable

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ITEX Corporation

Date: January 24, 2008	By:	/s/ Steven White
Steven White Chairman of the Board Chief Executive Officer